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                                                             EXHIBIT 10.5

                           FIRST ADDENDUM TO RENTRAK
                           NATIONAL ACCOUNT AGREEMENT

        This FIRST ADDENDUM, dated as of this ___ day of June, 1994 (this "First Addendum"), to the Rentrak National Account Agreement, by and between Rentrak Corporation, an Oregon corporation ("Rentrak"), Roadrunner Video Enterprises, Inc., a Kentucky corporation with its principal place of business located at 819 South Floyd Street, Louisville, Kentucky 40203 ("Roadrunner"), Coyote Enterprises, Inc., a Kentucky corporation ("Coyote") and Terry W. Schneider. Roadrunner and Coyote are hereinafter referred to as "Retailer."

                                    RECITALS

A. Retailer desires to participate in Rentrak's pay-per-transaction ("PPT") system.

B. Rentrak and Retailer have agreed that Retailer shall enter into a Rentrak National Account Agreement, dated the date hereof (the "Account Agreement"), which Account Agreement shall be amended and supplemented by this First Addendum, and any other amendments thereto (as so supplemented and amended, the "PPT Agreement") to evidence the terms and conditions of Retailer's video leasing arrangement under the PPT system with Rentrak.

C. It is the parties' intention that the terms and conditions of the PPT Agreement shall apply to all Retail Locations (as defined herein) owned, operated, managed, controlled or acquired by Retailer, Terry W. Schneider or their Affiliates (as defined in Section 3 below), including but not limited to, all Retail Locations of H&H Enterprises, Inc. and Choices Entertainment Corporation to the extent Retailer effectuates the contemplated merger or other combination or consolidation of these entities with an into Retailer.

                                   AGREEMENT

                Accordingly, in consideration of the mutual promises and agreements contained herein, and in the Account Agreement, the parties hereto agree as follows:

        1. Effect of First Addendum. This First Addendum shall become effective upon execution by Rentrak and Retailer of the Account Agreement and this First Addendum. Unless otherwise stated herein, to the extent any term or provision of this First Addendum is inconsistent with or in conflict with any term of the Account Agreement, this First Addendum shall supersede and control any such provision in the Account Agreement. Unless otherwise modified herein, all terms and conditions contained in the Account Agreement shall remain in full force and effect.

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2.      Definitions. Any capitalized term used herein that is not otherwise defined herein shall have the meaning set forth in the Account
        Agreement.

3. Amendment to Account Agreement. The Account Agreement shall be amended as follows:

        INSTRUCTION - All processing fees pertaining to all existing and future Retail Locations are hereby waived and the notes previously executed by Retailer covering processing fees due from Retailer are hereby cancelled.

        RECITALS - The first paragraph of the recitals section of the Account Agreement is amended in its entirety and shall read as follows:

          Retailer operates a chain of retail video stores at various locations. This Agreement shall cover all current retail video store locations listed on Exhibit A to the First Addendum and all future retail locations owned, operated, managed, controlled or acquired by Retailer, Terry W. Schneider or their Affiliates or their successors and assigns, including, but not limited to, all current and future retail video store locations of any entity that is merged or consolidated with or into Retailer or otherwise acquired by Retailer (collectively "Retail Locations"). In the event Retailer is merged or otherwise combined or consolidated with Choices Entertainment Corporation, a Delaware corporation ("Choices"), any Affiliate of Choices or any other corporation and Retailer is not the surviving corporation, Retailer agrees to cause Choices and any other corporation that (a) survives a merger with Retailer or (b) otherwise controls a corporation that survives a merger with Retailer to assume all obligations and agree to be legally bound by all terms and conditions of this Agreement as amended and supplemented by the First Addendum pursuant to an Assumption Agreement in form and substance reasonably satisfactory to Rentrak. The term "Affiliate" shall mean any individual or entity (a) directly or indirectly controlling, controlled by, or under common control with, Retailer; (b) directly or indirectly owning or holding ten percent (10%) or more of an equity interest in Retailer; or (c) ten percent (10%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Retailer; provided, however, that Rentrak shall not be deemed an Affiliate. In addition, Retailer operates the central office (Office) and/or warehouse facility (Warehouse) listed on Exhibit A to the First Addendum.

        SECTION 1 - Section 1 of the Account Agreement is amended in its entirety and shall read:

        1. Subject to Section 5 below, Rentrak shall ship to Retailer prerecorded video cassettes ("cassettes") in such quantities and at such times as Vendors make available to the PPT System and which Retailer orders. All cassettes will be shipped "FOB Destination" to Retailer's

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Warehouse or at Retailer's request, to each Retail Location. Subject to Section
5 below, retailer's last order accepted and confirmed by Rentrak shall be final. Rentrak will use its best efforts to assure delivery of cassettes to Retailer on or before the street date. If, for any reason, Retailer's order cannot be shipped, Rentrak or Retailer may cancel the unfilled order upon notice and without further liability to the other party.

        SECTION 2 - The first paragraph of Section 2 of the Account Agreement is amended in its entirety and shall read:

        2. All processing fees to participate in PPT shall be waived for all current and future Retail Locations. Retailer agrees to participate in the PPT System on terms and conditions established by this Agreement, as amended and supplemented by the First Addendum to this Agreement, entered into between Rentrak and Retailer on the same date as this Agreement (the "First
Addendum"), and any Rentrak PPT System Manual delivered to Retailer (including any amendments or modifications thereto, the "PPT Manual") and any written notices delivered to Retailer by Rentrak from time to time; provided, however, that the First Addendum shall be controlling to the extent that any such documents are inconsistent therewith and this Agreement shall be controlling over the PPT Manual to the extent the PPT Manual is in conflict with or is inconsistent with this Agreement. As of the date of this Agreement and First Addendum, Retailer shall cause all of the Retail Locations identified in Exhibit A to the First Addendum to commence participation in the PPT Program and to place their first order pursuant to, and be in full compliance with, the terms requirements and procedures of this Agreement, as amended by the First Addendum. Other Retail Locations acquired in the future or otherwise developed or managed pursuant to a management agreement shall commence participation in PPT and place its first order pursuant to, and be in full compliance with, the terms, requirements, and procedures of this Agreement, as amended by the First Addendum, upon opening for business to the general public if such Retail Location is developed internally by Retailer or within 45 days if such Retail Location is acquired or operated pursuant to a management agreement. Retailer shall:

        Paragraph (a) of Section 2 of the Account Agreement shall remain unchanged and be given full force and effect.

        Paragraph (b) of Section 2 of the Account Agreement is amended in its entirety and shall read:

        b) Timely remit all amounts due Rentrak. Rentrak and Retailer agree that any "handling fee", "transaction fee", "sell-through fee", "end of term buy-out fee" or other fees payable with respect to any cassettes leased pursuant hereto shall be payable sixty (60) days after the date of Rentrak's invoice for such fee; provided, however, that in the event

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                Retailer does not make timely remittance of any and all amounts due Rentrak hereunder, in addition to Rentrak' other rights hereunder, under any other agreement between Rentrak and Retailer and under the law, Rentrak may stop shipment of cassettes to Retailer or ship cassettes on a COD basis with the amount due for such cassettes to include (i) Rentrak's reasonable estimate of future payments likely to be due with respect thereto and (ii) an amount covering a portion of the amounts past due Rentrak. Except as otherwise provided in this Agreement and First Addendum, all fees payable with respect to any cassettes leased pursuant to Rentrak's PPT Program shall be no higher than fees charged by Rentrak to customers of similar size and volume of business generated under the PPT Program. The accounts receivable generated by billings to Retailer shall not at any time exceed the cap of one million dollars ($1 million). Rentrak shall have no obligation to extend trade credit that exceeds this cap. Unless otherwise provided herein, Retailer shall pay interest of one percent (1%) per month on all accounts receivable not paid pursuant to the terms of this Agreement and the First Addendum. In addition, in the event of a Revenue Deficiency (as defined in Section 5 below), Rentrak may in the exercise of its sole discretion make any or all of the following elections: (a) upon five (5) days written notice to Retailer, all PPT accounts receivable shall immediately become due and payable by Retailer and Retailer shall pay in full all outstanding PPT accounts receivable; (b) upon written notice to Retailer charge Retailer and Retailer agrees to pay interest on all outstanding PPT accounts receivable that are not paid thirty
                (30) days or more past the invoice date and an interest rate equal to the lesser of (i) the highest rate allowed by applicable law or (ii) the prime rate as published in the Wall Street Journal, from time to time, in effect as of the first day of each month plus six percent (6%).

                SECTION 5 - Section 5 of the Account Agreement is amended in its entirety as follows:

                (a) For a period of five (5) years from the date of this Agreement and the First Addendum, Retailer, its permitted legal representatives, successors and assigns shall: order from Rentrak for all of Roadrunner's current twenty-five (25) Retail Locations, the locations of which are described in Exhibit A hereto, all future Retail Locations, including all of the current and future Retail Locations of Choices that result from the consummation of the Choices Transaction or any similar transaction (other than as specified in Section 5(b) below), all of such Retail Location's requirements of cassettes of all rental priced video titles or other media released to or otherwise made available under the PPT System ("Product"), in full compliance with any vendor or Rentrak established minimum/maximum purchase requirements, subject to the following limitations:

                        (i) In the event Rentrak offers Product under the PPT Program that requires Retailer to pay a per transaction revenue sharing fee


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                        in excess of 55%, Retailer shall not be required to
                        order such Product, notwithstanding its obligations hereunder.

                        (ii) If Rentrak offers the Product of more than 4 of the 6 named Studios (Disney, Warner, Paramount, Fox, MCA or Columbia (collectively, the "Studios") in any one month, Retailer shall only be required to order its requirements of Product from 4 of the 6 Studios, which Studios shall be selected by Rentrak.

                (b) For a period of five (5) years from the date of this Agreement and the First Addendum, Retailer, and its permitted legal representatives, successors and assigns, shall order from Rentrak for the ten (10) currently existing Retail Locations of Coyote, the locations of which are set forth on Exhibit B, attached hereto, and the additional Retail Locations that result from the merger, if any, of H&H Enterprises, Inc. with and into Roadrunner, a sufficient volume of Product to cause the payments made by Retailer for such Retail Locations to Rentrak pursuant to the PPT Agreement for each calendar quarter to equal or exceed 12.5% of Retailer's gross video retail rental revenues from such Retail Locations as determined on a quarterly basis (the "Purchase Requirement"). The term gross video retail revenues shall include all revenues of any kind or nature generated from the rental of prerecorded video whether cassettes or other similar media rented to the public by all Retail Locations. If Retailer fails to meet the Purchase Requirement for any calendar quarter (the "PPT Deficiency"), Retailer shall within the next two succeeding calendar quarters (in addition to meeting the Purchase Requirement for such quarters) increase the amount of Product obtained under the PPT system to cause its payments made to Rentrak to equal or exceed the PPT Deficiency such that in the aggregate, Retailer shall have paid to Rentrak an amount equal to a minimum of 12.5% of Retailer's gross video retail revenues for such three (3) calendar quarter period. Failure to pay to Rentrak the PPT Deficiency within the next two succeeding calendar quarters shall be referred to as the "Revenue Deficiency." Product shall be obtained by Retailer in full compliance with any vendor or Rentrak established minimum/maximum purchase requirements. "Rental priced" Product shall mean any Products that have a manufacturers suggested retail price of $35 or more.

                (c) Section 3 of this Agreement shall not in any way limit or restrict Retailer's obligations pursuant to Section 5(a) of this Agreement, as amended by the First Addendum.


                (d) If a Retailer rents cassettes to the public at a Retail Location which was designated in Retailer's order as a PPT System participating store with respect to that title and which were obtained by means other than this Agreement and the First Addendum, and are of the same title as cassettes which it has also obtained under this Agreement and the First Addendum, Retailer agrees that rentals of all cassettes of such title at that store, regardless of how obtained, shall be reflected, reported and revenue sharing paid as if the cassettes were obtained under this Agreement and the First Addendum. With respect to cassettes leased hereunder


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                and under the First Addendum, Retailer may not purchase the cassette and use it as rental inventory, remove the title from rental availability except as provided herein and in the First Addendum, or take any other steps to deprive the Vendor of all available revenue under the Vendor's established terms for the title's lease term except to the extent that, once "used sell-through" is permitted for a particular title by Vendor's terms, Retailer may remove cassettes no longer required for rental use to Retailer's Warehouse for subsequent sale at non-PPT locations by recording the same as a sale and making the required remittance to Rentrak upon transfer.

                SECTION 13 - Section 13 of the Account Agreement is amended in its entirety and shall read as follows:

                Retailer acknowledges that it is imperative that the participants in the PPT System, the parties to this Agreement and the First Addendum, the titles involved, the reporting system established by Rentrak, any obligations of Retailer pursuant to this Agreement and the First Addendum, and all other aspects of execution, delivery and performance of this Agreement and the First Addendum, including the terms hereof and thereof, remain confidential. Retailer hereby agrees it will not disclose to any individual or entity, including but not limited to, business associates, friends or relatives, any of the terms or conditions of this Agreement or the First Addendum or any of the participants in the PPT System, the titles offered pursuant to this Agreement and the First Addendum, the reporting system, or any obligations of Retailer and Rentrak pursuant to this Agreement or the First Addendum. A disclosure of this Agreement and First Addendum will be permitted, however, to bona fide potential investor or advisor who has signed a nondisclosure agreement in form and substance satisfactory to Rentrak or to an attorney or accountant that is under professional or ethical duty to keep such information confidential. In addition, this restriction shall not prevent Retailer from disclosing such information pursuant to Court order, or as may be required under state and federal securities law, provided that in the event Borrower engages in a public offering of its securities and in good faith and on the advice of counsel determines that disclosure of such information is required under federal or state securities laws, Borrower agrees to consult with and advise Rentrak of the proposed disclosure in advance of such disclosure and Rentrak agrees not to unreasonably withholder its consent to the disclosure provided that Borrower exercises its best efforts to obtain confidential treatment of such information by making the appropriate applications and requests to the Securities and Exchange Commission. Retailer (and its officers and directors) hereby endorses Rentrak and the PPT System and shall not in any way disparage Rentrak or the PPT System to the press, trade, public or anyone else, except as may be required by applicable law. The obligations contained in this
                Section 13 shall survive the expiration and termination of this Agreement and the First Addendum and continue thereafter for a period of twenty-four (24) months. Notwithstanding the


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        foregoing, Retailer hereby agrees that Retailer (and its officers and directors) shall confirm the existence of this Agreement and the First Addendum at such time as requested by Rentrak in writing.

        SECTION 14 -- Section 14 of the Account Agreement is amended in its entirety and shall read as follows:

        Except as otherwise modified by Section 5, this Section 14 shall remain in full force and effect.

        SECTION 16 -- The following paragraph shall be added to Section 16 of the Account Agreement to read in its entirety as follows:

        g) Upon expiration or termination of this Agreement and the First Addendum for any reason, Rentrak and Retailer agree that they shall not make any derogatory, negative or otherwise disparaging remarks of any nature whatsoever about each other.

4. Additional Terms of the Account Agreement. The following additional terms shall be added to the Account Agreement:

        SECTION 27 -- Dissemination of Data. Rentrak may use financial and business data which it acquires from Retailer or its representatives including revenue and quantities, hereinafter "Data", for the sole purpose of promoting its PPT concept. Rentrak will not identify Retailer in the use of such data. Rentrak will exercise its reasonable efforts to protect Retailer's competitive advantage of owning this Data. Retailer will use reasonable efforts to promote the PPT concept and assist Rentrak in its relationship with other retailers and movie studios as long as by doing so Retailer would not jeopardize its competitive advantage. Rentrak may use quotes and other testimonials given by Retailer to promote PPT, with Retailer's consent.

        SECTION 28 -- Future Stores. During the term of this Agreement, as supplemented and amended by the First Addendum, all existing and future video retail establishments owned, operated or managed by Retailer, its successors or assigns (including, without limitation, all retail video stores of any other entity that is merged or consolidated with or into Retailer), Terry W. Schneider and their Affiliates shall be subject to and shall comply with all of the terms and conditions set forth in this Agreement and the First Addendum. If the terms of trade differ at the newly acquired/merged retailer, the terms of this Agreement shall apply and be controlling.

        SECTION 29 -- Successors and Assigns. This Agreement and the First Addendum shall be legally binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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                SECTION 30 - No Other Revenue Sharing. During the term of the
                PPT Agreement and for a period of two (2) years from the date of the termination of the PPT Agreement, Retailer shall not order or otherwise obtain from any source other than Rentrak on a lease, consignment, revenue sharing or similar arrangement any prerecorded video titles whether on cassettes or other media.

                SECTION 31 - Scope of Agreement and Effect of Prior Agreements. The PPT Agreement shall cover all Retail Locations owned, operated, managed or controlled by Retailer, Terry W. Schneider, or their Affiliates as further specified in Recital C and Item 3 of the First Addendum and such Retail Locations and the individuals or entities owning, operating, managing or controlling such Retail Location shall be legally bound to the terms and conditions of the PPT Agreement. Retailer and Terry Schneider agree to cause such Retail Locations and the individuals or entities owning such Retail Locations to be legally bound to the terms and conditions of the PPT Agreement. This PPT Agreement shall replace, as of the date hereof, the National Account Agreements dated ______________, entered into by and between Roadrunner and Rentrak and dated ______________, entered into by and between Coyote and Rentrak (the "Prior PPT Agreements") and all Product obtained pursuant to such Prior Agreements and the rights and obligations of the parties hereto on and after the date hereof, shall be governed by the terms contained in this PPT Agreement. The Prior PPT Agreements shall remain effective only with respect to the rights and obligations of the parties existing prior to the date hereof.

                SECTION 32 - Inventory. Retailer shall not shift or transfer any inventory of Product between Retail Locations unless and until Retailer establishes an inventory tracking system that is approved by Rentrak in writing. Within forty-five (45) days of the date hereof, Retailer shall prepare a reconciliation of Retailer's PPT inventory, including all Product under the Prior PPT Agreements, with Rentrak's title sites. All missing or unaccounted for video cassettes shall be processed through the PPT system as used sales.

        5. SECTION 33 - Counterparts. This First Addendum may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this First Addendum to be executed as of the day and year first written above.


                           RENTRAK:      RENTRAK CORPORATION


                                         By --------------------------------
                                            Ron Berger, President


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                              RETAILER:      ROADRUNNER VIDEO ENTERPRISES, INC.


                                             BY  /s/  Terry W. Schneider
                                             ---------------------------------
                                                Terry W. Schneider, President




                                             COYOTE ENTERPRISES, INC.



                                             By  /s/  Terry W. Schneider
                                             ---------------------------------
                                                Terry W. Schneider, President


        The undersigned hereby executes this First Addendum only for the purpose of being legally bound to the terms of this First Addendum pertaining to Terry W. Schneider set forth in Section 31 of this First Addendum.


                                             TERRY W. SCHNEIDER



                                             By  /s/  Terry W. Schneider
                                             ---------------------------------
                                                Terry W. Schneider



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                                   EXHIBIT A

        Name and location of existing Roadrunner retail video store locations and warehouse and office locations.


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                                   EXHIBIT B

        Name and location of existing Coyote retail video store locations and warehouse and office locations.


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ROADRUNNER VIDEO ENTERPRISES, INC.
819 SOUTH FLOYD STREET, LOUISVILLE, KENTUCKY 40203




May 6, 1993


Ms. C.J. Richie
Rentrak Corporation
7227 NE 55th Avenue
Portland, OR 97218

Dear Ms. Richie;

Please be advised that our store number 43779 is closed as of May 6, 1993.

The Rentrak product is stored in our warehouse and is currently inactive.

We anticipate that the store will re-open on or before July 1, 1993, but we cannot be certain of that date.

Should you have any questions whatsoever, please do not hesitate to contact me.

Very truly yours,

/s/ James R. Breslin, CPA

James R. Breslin, CPA
Chief Financial Officer

/jmh